Exhibit 1.02
Infinera Corporation
Conflict Minerals Report
For The Year Ended December 31, 2013

This Conflict Minerals Report (“CMR”) of Infinera Corporation (referred to herein as “Infinera,” “we,” “us” and “our”) for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”). These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo (the “DRC”) or the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (collectively, the “Covered Countries”), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry (“RCOI”) completed.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a CMR to the SEC that includes a description of those due diligence measures.

We have concluded that the products that are subject to the reporting obligations of the Rule are “DRC conflict undeterminable,” because we have been unable to determine the origin of all the 3TG used in our products.

This CMR is therefore not audited as the Rule provides that if a registrant’s products are “DRC Conflict Undeterminable” in 2013 or 2014, the CMR is not subject to an independent private sector audit.

1. Infinera Overview

We provide optical transport networking equipment, software and services to communications service providers, internet content providers, cable operators, subsea network operators and bandwidth wholesalers (collectively, “Service Providers”) across the globe. Optical transport networks are deployed by Service Providers facing significant demands for transmission capacity prompted by increased use of high-speed Internet access, mobile broadband, high-definition video streaming services, business Ethernet services, cloud-based services and wholesale bandwidth services. We call our solution for Service Providers the Infinera Intelligent Transport Network.
Our products include the (i) DTN platform; (ii) DTN-X platform; and (iii) ATN platform. The DTN, DTN-X and ATN platforms are built upon and connected to one another using an optical “line system,” which we refer to as the Infinera Line System, and collectively, which we refer to as the “Covered Products.”
We conducted an analysis of these Covered Products and found that these products may contain 3TG.

Supply Chain

We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us - including sources of 3TG that are supplied to them from sub-tier suppliers. Each of our suppliers of 3TG is expected to provide us information regarding the sourcing of 3TG per our Conflict Minerals Policy and Supplier Code of Conduct. When possible we have also sought to add a clause to require our suppliers to provide information about the source of 3TG.

We undertook in good faith a RCOI reasonably designed to determine if any of these 3TG were necessary to the production or functionality of the Covered Products originated in the Covered Countries and whether any of the 3TG may be from recycled or scrap sources with respect to products: (i) for which 3TG are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by Infinera; and (iii) for which the manufacture was completed during calendar year 2013.

We believe we were able to identify all direct, or first tier, suppliers who may provide components and materials for our products that contain 3TG. We began with a review of all direct suppliers who we received components and/or materials from that may contain 3TG and compared this against disbursements made to ensure completeness of the list. For calendar 2013, we sent the Electronic Industry Citizenship Coalition (EICC) and The Global e-Sustainability Initiative (GeSI), known as the CFSI Reporting Template (the “Template”), to each of our direct suppliers that we identified. Responses were reviewed for completeness, reasonableness and consistency. See below for a more detailed summary of our due diligence results.

Based on our RCOI, we were unable to determine the origin of all the 3TG in our Covered Products. For that reason, we are required under the Rule to submit to the SEC this CMR as an Exhibit to our Form SD.

Because of the complexity of our products and the evolution of our supply chain, it is challenging to identify suppliers upstream from our direct suppliers and it will take time for many of our direct suppliers to verify the origin of all of the 3TG in our supply chain. Accordingly, in calendar 2014, we are considering participation in some of the industry-wide initiatives as described in Section 3 below.

In accordance with the Organisation for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the Rule, this CMR is available on our website at www.infinera.com. This website address is included for reference only. The information contained on our website is not incorporated by reference into this CMR.

Conflict Minerals Policy

We have adopted a Conflict Minerals Policy, which is available on our website at www.infinera.com. Our policy sets forth our commitment to support the goals of the Rule and to reasonably ensure that any of the 3TG used in our products does not directly or indirectly finance or benefit armed groups in the Covered Countries.

In addition, to ensure compliance with the reporting requirements of the Rule, we have asked our suppliers to conduct a reasonable country of origin inquiry and exercise due diligence on the source and chain of custody of the 3TG, and, to submit the results of these inquiries using the Template.

This policy also provides a grievance mechanism to encourage parties to report any concerns or violations of the Infinera Conflict Minerals Policy.

2. Due Diligence Process

2.1 Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in the OECD Guidance and the related supplements for gold and for tin, tantalum and tungsten. In accordance with the five-step OECD Guidance, the design of our due diligence includes, but is not limited to, the following five steps: (i) establishment of strong company management systems; (ii) identification and assessment of risks in the supply chain; (iii) designing and implementing a strategy to respond to identified risks; (iv) carrying out independent third-party audit of smelter/refiner’s due diligence practices; and (v) reporting on supply chain due diligence. A description of certain activities undertaken by us in respect of each of the five steps of the OECD Guidance is described below.

2.2 Management Systems

Internal Team

We have established a management system for conflict minerals. Our management system includes a core team of subject matter experts from relevant functions such as operations, finance and legal who have been delegated to oversee the Conflict Minerals program. This team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and to report periodically to senior management about the results of our due diligence efforts.

Control Systems

Controls include, but are not limited to, Infinera’s Conflict Minerals Policy, which outlines the expected behavior of our suppliers and is posted on our website at www.infinera.com, Infinera’s Code of Business Conduct and Ethics, which outlines expected behaviors for all our employees, Infinera’s Supplier Code of Conduct, and where possible, a supplier conflict minerals contract clause.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with our suppliers, we have incorporated requirements for compliance with Conflict Minerals disclosure into the periodic business reviews conducted with key suppliers. The periodic business reviews enable us to evaluate the performance and set goals for continuous improvement regarding supply chain issues including any issues related to Conflict Minerals.

Grievance Mechanism

We have established grievance mechanisms whereby employees and suppliers can report violations of our policies. As part of Infinera’s Conflict Minerals Policy posted on our website, there is a conflict minerals grievance mechanism that provides contact information for all employees, suppliers, and other affected parties to report concerns and reported violations of Infinera’s Conflict Minerals Policy.

Maintain Records

We have adopted a policy to retain relevant documentation.

2.3 Identify and Assess Risk in the Supply Chain

Because of the complexity of our products and the evolution of our supply chain, it is challenging to identify suppliers upstream from our direct suppliers.

We identified over 60 direct suppliers for the period of this CMR. We rely on these suppliers, whose components or materials may contain 3TG, and contract manufacturers, who we consider direct suppliers, to provide us with information about the source of conflict minerals contained in the components and materials supplied to us or final products manufactured for us. These direct suppliers are similarly reliant upon information provided by their suppliers, which has resulted in a number of our suppliers providing incomplete responses.

2.4 Design and Implement a Strategy to Respond to Risks

As described in Infinera’s Conflict Minerals Policy, we plan to engage with any of our suppliers whom we have reason to believe are supplying 3TG from sources that may support conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance. To date, we have found no instances where it was necessary to terminate a contract or find a replacement supplier.

2.5 Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. We are supportive of industry-wide efforts to expand smelter certification. See Section 3 below.

3. Due Diligence Results

Request Information

We conducted a survey of those suppliers described above using the Template, which is being used by many companies in their due diligence processes related to conflict minerals. The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters or refineries our suppliers use. In addition, the Template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on EICC’s website.

Survey Responses

We received responses from approximately 75% of the suppliers surveyed. However, a number of the responses we received were returned with untimely or incomplete responses as well as inconsistencies within the data reported in the Template. We continue to work directly with these suppliers to provide revised responses as a number of suppliers have been unable to determine the origin of the 3TG or to determine whether they come from recycled or scrap sources; the facilities used to process them; their country of origin; and/or proper names of the smelters.

All of the responses received provided data at a company level or were unable to specify the smelters or refiners used for components supplied to us or used in the manufacture of our products. We compared these facilities to the CFSI list of smelters and where a supplier indicated that the facility was certified as Conflict-Free, we ensured that the name was listed by CFSI. We have not been able to validate the accuracy of all entities listed by our suppliers as smelters or refiners as in fact being smelters or refiners.

Efforts to Determine Mine or Location of Origin

We have determined that seeking information about 3TG smelters and refiners in our supply chain from our direct suppliers represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

Smelters or Refiners

As stated above, all of the responses received from our suppliers were at the company level. We present in this report a list of smelters or refineries provided by those of our suppliers who completed the smelter list on the Template, to the extent reasonably determinable, and that may have provided 3TG in each or some of our products. This table below includes only facilities, to the extent known, that have been validated by the CFSI as facilities that are certified Conflict-Free or are listed in the Template as a “known smelters or refineries.” Smelters and refiners that are italicized in the table below have received a “conflict free” designation from an independent third party audit program as of May 21, 2014.

Metal	Smelter or Refiner Facility Name
Gold	Aida Chemical Industries Co., Ltd.
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Mineração Ltda
Gold	Argor-Heraeus SA
Gold	Asahi Pretec Corporation
Gold	Asaka Riken Co., Ltd.
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	Caridad
Gold	Cendres & Metaux SA
Gold	Chimet SpA
Gold	Chugai Mining Co., Ltd.
Gold	Codelco
Gold	Daejin Indus Co. Ltd.
Gold	DaeryongENC
Gold	Do Sung Metal
Gold	Dowa Metals & Mining Co. Ltd
Gold	Eco-System Recycling Co., Ltd.
Gold	FSE Novosibirsk Refinery
Gold	Great Wall Gold & Silver Refinery
Gold	Heimerle + Meule GmbH
Gold	Heraeus Ltd. Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Hwasung CJ Co., Ltd
Gold	Ishifuku Metal Industry Co., Ltd.

Metal	Smelter or Refiner Facility Name
Gold	Istanbul Gold Refinery
Gold	Japan Mint
Gold	Jiangxi Copper Company Limited
Gold	Johnson Matthey Inc
Gold	Johnson Matthey Ltd
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	JX Nippon Mining & Metals Co., Ltd
Gold	Kazzinc Ltd
Gold	Kennecott Utah Copper LLC
Gold	Kojima Chemicals Co., Ltd.
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L’ azurde
Gold	LS-Nikko Copper Inc.
Gold	Materion
Gold	Matsuda Sangyo Co., Ltd
Gold	Metalor Technologies (Hong Kong) Ltd
Gold	Metalor Technologies SA
Gold	Metalor USA Refining Corporation
Gold	Met-Mex Peñoles, S.A.
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co. LTD
Gold	Ohio Precious Metals, LLC
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
Gold	OJSC Kolyma Refinery
Gold	PAMP SA
Gold	Pan Pacific Copper Co Ltd.
Gold	Perth Mint
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox SA
Gold	Qiankun Gold and Silver
Gold	Rand Refinery (Pty) Ltd
Gold	Royal Canadian Mint
Gold	Sabin Metal Corp.
Gold	Samwon Metals Corp.
Gold	Schone Edelmetaal
Gold	SEMPSA Joyeria Plateria SA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp.
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	Suzhou Xingrui Noble
Gold	Tanaka Kikinzoku Kogyo K.K.

Metal	Smelter or Refiner Facility Name
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Tokuriki Honten Co., Ltd
Gold	Torecom
Gold	Umicore Brasil Ltda
Gold	Umicore SA Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi SA
Gold	Xstrata Canada Corporation
Gold	Yokohama Metal Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd
Tantalum	Conghua Tantalum and Niobium Smeltry
Tantalum	Duoloshan
Tantalum	Exotech Inc.
Tantalum	F&X Electro-Materials Ltd.
Tantalum	Gannon & Scott Inc.
Tantalum	Global Advanced Metals
Tantalum	H.C. Starck Group
Tantalum	Hi-Temp
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd
Tantalum	Jiujiang Tanbre Co., Ltd.
Tantalum	Kamet Blue Powder
Tantalum	Metallurgical Products India (Pvt.) Ltd.
Tantalum	Mitsui Mining & Smelting
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	Plansee
Tantalum	RFH Tantalum Smeltry Co., Ltd
Tantalum	Solikamsk Metal Works
Tantalum	Taki Chemicals
Tantalum	Tantalite Resources
Tantalum	Telex
Tantalum	Ulba
Tantalum	Zhuzhou Cement Carbide
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cookson
Tin	Cooper Santa
Tin	CV DS Jaya Abadi
Tin	CV Duta Putra Bangka
Tin	CV Gita Pesona
Tin	CV JusTindo
Tin	CV Makmur Jaya
Tin	CV Nurjanah
Tin	CV Prima Timah Utama
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	EM Vinto
Tin	Fenix Metals
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.
Tin	Gejiu Zi-Li

Metal	Smelter or Refiner Facility Name
Tin	Gold Bell Group
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan
Tin	Kai Unita Trade Limited Liability Company
Tin	Linwu Xianggui Smelter Co
Tin	Liuzhou China Tin
Tin	Malaysia Smelting Corporation (MSC)
Tin	Metallo Chimique
Tin	Mineração Taboca S.A.
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	Novosibirsk Integrated Tin Works
Tin	OMSA
Tin	PT Alam Lestari Kencana
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Kudai Tin
Tin	PT Bangka Putra Karya
Tin	PT Bangka Timah Utama Sejahtera
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT BilliTin Makmur Lestari
Tin	PT Bukit Timah
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Fang Di MulTindo
Tin	PT HP Metals Indonesia
Tin	PT Karimun Mining
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega
Tin	PT Refined Banka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Seirama Tin Investment
Tin	PT Stanindo Inti Perkasa
Tin	PT Sumber Jaya Indah
Tin	PT Tambang Timah
Tin	PT Timah
Tin	PT Timah Nusantara
Tin	PT Tinindo Inter Nusa
Tin	PT Tommy Utama
Tin	PT Yinchendo Mining Industry
Tin	Thaisarco
Tin	White Solder Metalurgia e Mineração Ltda.
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin	Yunnan Tin Company, Ltd.
Tungsten	A.L.M.T. Corp.

Metal	Smelter or Refiner Facility Name
Tungsten	Allied Material Corporation
Tungsten	ATI Tungsten Materials
Tungsten	Chaozhou Xianglu Tungsten Industry Co., Ltd.
Tungsten	China Minmetals Corp.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Ganzhou Grand Sea W & Mo Group Co., Ltd.
Tungsten	Global Tungsten & Powders Corp.
Tungsten	H.C. Starck Group
Tungsten	Hunan Chunchang Nonferrous Smelting & Concentrating Co., Ltd.
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp
Tungsten	Jiangxi Tungsten Industry Group Co Ltd
Tungsten	Kennametal Inc.
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten Co., Ltd.
Tungsten	Zhuzhou Cemented Carbide Group Co., Ltd.
Countries of origin of the conflict minerals these facilities process are believed to include:

Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, Germany, India, Indonesia, Italy, Japan, Kazakhstan, Republic of Korea, Kyrgyzstan, Malaysia, Mexico, Netherlands, Peru, Philippines, Poland, Russian Federation, Saudi Arabia, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United States, Uzbekistan, Vietnam

4. Steps to be Taken to Mitigate Risk

In addition to the steps discussed above, we intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary conflict minerals in our products could benefit armed groups in Covered Countries:

•	Include a conflict minerals flow-down clause in new or renewed supplier contracts.

•	Further engage with suppliers and direct them to appropriate training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

•
Engage any of our suppliers found to be supplying us with 3TG from sources that finance or benefit armed groups in the Covered Countries and establish an alternative source of 3TG that does not support such conflict.

•	Consider participation in industry-wide initiatives to help define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.
Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Infinera. These statements are based on the infrastructure and information available at the time.  A number of factors could introduce errors or otherwise affect our Conflict Minerals status. These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers, errors or omissions by smelters, the definition of a smelter not being finalized at the end of the 2013 reporting period, all instances of Conflict Minerals necessary to the functionality or manufacturing of our products possibly not yet having been identified, gaps in supplier education and knowledge, timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol due to this being the first year for SEC disclosures pursuant to the Rule, oversights or errors in conflict free smelter audits, Covered Countries sourced materials being declared secondary materials, companies going out of business in 2013, certification programs being not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals from the Covered Countries to countries beyond the covered countries.